Exhibit 99.1

Jack in the Box Inc. Reports Third Quarter FY 2013 Earnings; Updates Guidance for FY 2013

SAN DIEGO--(BUSINESS WIRE)--August 7, 2013--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $17.3 million, or $0.38 per diluted share, for the third quarter ended July 7, 2013, compared with earnings from continuing operations of $12.6 million, or $0.28 per diluted share, for the third quarter of fiscal 2012.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.41 per share in the third quarter of fiscal 2013 compared with $0.39 per share in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 7,	July 8,	July 7,	July 8,
	2013	2012	2013	2012
Diluted earnings per share from continuing operations – GAAP	$0.38	$0.28	$1.30	$1.09
Restructuring charges	-	0.16	0.02	0.19
(Gains)/losses from refranchising	0.02	(0.05)	0.05	(0.28)
Operating earnings per share – Non-GAAP	$0.41	$0.39	$1.37	$1.00

In June 2013, following the completion of its previously disclosed review of market performance for its Qdoba Mexican Grill® brand, the company announced plans to close 67 of its company-operated Qdoba restaurants. In the third quarter of 2013, 62 of these restaurants were closed, and the results of operations, impairment charges, lease obligations and other exit costs for these restaurants are included in discontinued operations in the accompanying condensed consolidated statements of operations for all periods presented. Three of the restaurants were sold to an existing franchisee in the fourth quarter, and the remaining two restaurants are expected to close when their leases expire prior to the end of the calendar year. The results of operations and impairment charges related to these five restaurants have been included in continuing operations.

Discontinued operations for the third quarter of fiscal 2013 include pre-tax charges related to the Qdoba restaurant closures of approximately $36.7 million, including approximately $22.7 million in non-cash impairment charges and approximately $11.4 million in charges related to future lease obligations, net of reversals for deferred rent and tenant improvement allowances, and other exit costs including employee severance. In addition, the pre-tax loss from operations relating to these restaurants was approximately $2.6 million in the third quarter of fiscal 2013 and $8.8 million in the year-to-date 2013 period, or approximately $0.04 and $0.12 per diluted share, respectively.

Discontinued operations also include charges related to the previously announced outsourcing of the company’s distribution business which was completed in the first quarter of fiscal 2013. As a result of the outsourcing, the company recorded a pre-tax charge of $0.6 million in the third quarter and $6.0 million in the year-to-date 2013 period, which reduced year-to-date diluted net earnings per share by approximately $0.08.

Losses on the sale of company-operated restaurants in the third quarter of fiscal 2013 totaled $1.5 million, or approximately $0.02 per diluted share, compared with a gain from refranchising of $3.7 million, or approximately $0.05 per diluted share, in the prior year quarter. The 2013 amount includes a pre-tax loss of $1.1 million related to the sale of three Qdoba restaurants that was completed in the fourth quarter, as well as a loss relating to 18 Jack in the Box® restaurants that were refranchised during the third quarter.

The company is continuing its efforts to lower its cost structure and identify opportunities to reduce G&A as well as improve restaurant profitability across both brands. As a result, restructuring charges of $0.1 million were recorded during the third quarter of 2013 as compared to $11.3 million, or approximately $0.16 per diluted share in the prior year quarter. These charges are included in “impairment and other charges, net” in the accompanying condensed consolidated statements of operations. The company expects to incur additional restructuring charges relating to this review.

Increase (decrease) in same-store sales:

	12 Weeks Ended	12 Weeks Ended	40 Weeks Ended	40 Weeks Ended
	July 7, 2013	July 8, 2012	July 7, 2013	July 8, 2012
Jack in the Box®:
Company	1.2%	3.4%	1.4%	4.9%
Franchise	(0.3%)	2.6%	0.6%	3.0%
System	0.1%	2.8%	0.8%	3.5%
Qdoba®:
Company	0.5%	3.8%	0.3%	3.9%
Franchise	2.1%	0.9%	0.6%	2.5%
System	1.3%	2.2%	0.4%	3.1%

Linda A. Lang, chairman and chief executive officer, said, “Jack in the Box company same-store sales increased 1.2 percent for the quarter exceeding that of the QSR sandwich segment by 1.0 percentage point for the comparable period, with system-wide same-store sales growth just slightly below the segment, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended July 7th, 2013. Included in this segment are 15 of the top QSR sandwich and burger chain competitors.

“Qdoba same-store sales in the third quarter increased 0.5 percent for company restaurants and 1.3 percent system-wide, showing sequential improvement from our second quarter weather-impacted results,” Lang said.

Consolidated restaurant operating margin improved by 40 basis points to 17.9 percent of sales in the third quarter of 2013, compared with 17.5 percent of sales in the year-ago quarter.

Restaurant operating margin increased 110 basis points to 16.9 percent of sales for Jack in the Box. The improvement was due primarily to leverage from same-store sales increases and the benefit of refranchising, which was partially offset by higher food and packaging costs. The increase in food and packaging costs as a percentage of sales resulted from commodity inflation of approximately 3.0 percent which was partially offset by the benefit of price increases.

Restaurant operating margin decreased 270 basis points to 20.6% of sales for Qdoba, due primarily to sales deleverage as compared to last year, product mix changes, commodity inflation of approximately 1.9 percent and increased staffing levels.

SG&A expense for the third quarter was essentially flat as compared to the prior year quarter. The benefit of the company’s restructuring activities, lower advertising and overhead costs resulting from the Jack in the Box refranchising strategy, and decreases in pre-opening costs and incentive compensation were partially offset by higher share-based compensation and pension costs, and increased advertising at Qdoba.

The tax rate for the third quarter of 2013 was 37.4 percent versus 34.9 percent for the third quarter of 2012. The tax rate in the third quarter of fiscal 2013 was affected by discontinued operations relating to the Qdoba closures.

The company repurchased approximately 1,366,000 shares of its common stock in the third quarter at an average price of $37.20 per share for an aggregate cost of $50.8 million. Year-to-date through the third quarter, the company has repurchased approximately 2,773,000 shares at an average price of $33.24 per share for an aggregate cost of $92.2 million. This leaves $84.7 million remaining under a $100 million stock-buyback program authorized by the company’s board of directors that expires in November 2014. In August 2013, the company’s board of directors authorized an additional $100 million stock-buyback program that expires in November 2015.

Restaurant openings

Three new Jack in the Box restaurants opened in the third quarter of fiscal 2013, including 2 franchised locations, compared with 7 new restaurants opened system-wide during the same quarter last year, of which 2 were franchised.

In the third quarter, 11 Qdoba restaurants opened, including 4 franchised locations, versus 11 new restaurants in the year-ago quarter, of which 5 were franchised.

At July 7, 2013, the company’s system total comprised 2,255 Jack in the Box restaurants, including 1,729 franchised locations, and 592 Qdoba restaurants, including 308 franchised locations.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the fourth quarter and fiscal year ending September 29, 2013. Fiscal 2013 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Fourth quarter fiscal year 2013 guidance

  Same-store sales are expected to be slightly positive at Jack in the Box company restaurants versus a 3.1 percent increase in the year-ago quarter.
  Same-store sales are expected to increase approximately 1 percent at Qdoba company restaurants versus a 1.1 percent increase in the year-ago quarter.

Fiscal year 2013 guidance

  Same-store sales are expected to increase approximately 1 percent at Jack in the Box company restaurants.
  Same-store sales are expected to be approximately flat to up 1 percent at Qdoba company restaurants.
  Overall commodity costs are expected to increase by approximately 2 percent for the full year.
  Restaurant operating margin for the full year is expected to be approximately 17.0 to 17.5 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue is expected to be approximately 15 percent as compared to 14.9% in fiscal 2012. G&A as a percentage of system-wide sales is expected to decline to approximately 4.3% in fiscal 2013 from 4.5% in fiscal 2012.
  Impairment and other charges as a percentage of revenue are expected to be approximately 70 basis points, excluding restructuring charges.
  The company no longer provides guidance with respect to refranchising gains or proceeds.
  Approximately 20 new Jack in the Box restaurants are expected to open, including approximately 6 company locations.
  65 to 70 new Qdoba restaurants are expected to open, of which approximately 35 are expected to be company locations.
  Capital expenditures are expected to be $90 to $95 million.
  The tax rate is expected to be approximately 35 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains from refranchising, are now expected to range from $1.72 to $1.78 in fiscal 2013 as compared to operating earnings per share of $1.31 in fiscal 2012. The increase in the company’s guidance for operating earnings per share is due primarily to the Qdoba closures.
  Diluted earnings per share includes approximately $0.03 of incentive payments to Jack in the Box franchisees in fiscal 2013 to complete the installation of new signage as compared to $0.11 in fiscal 2012 to complete the re-image program.
  Diluted weighted-average shares outstanding for the full year are expected to be approximately the same as last year.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, August 8, 2013, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on August 8.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with approximately 600 restaurants in 45 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 7,	July 8,	July 7,	July 8,
	2013	2012	2013	2012
Diluted earnings per share from continuing operations – GAAP	$0.38	$0.28	$1.30	$1.09
Restructuring charges	-	0.16	0.02	0.19
(Gains)/losses from refranchising	0.02	(0.05)	0.05	(0.28)
Operating earnings per share – Non-GAAP	$0.41	$0.39	$1.37	$1.00

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter		Year-to-Date
	July 7, 2013	July 8, 2012	July 7, 2013	July 8, 2012
Revenues:
Company restaurant sales	$270,863	$276,447	$888,565	$913,292
Franchise revenues	79,466	77,605	263,321	247,105
	350,329	354,052	1,151,886	1,160,397
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	88,712	89,456	289,259	301,067
Payroll and employee benefits	74,242	78,055	250,006	262,670
Occupancy and other	59,360	60,691	195,372	203,679
Total company restaurant costs	222,314	228,202	734,637	767,416
Franchise costs	40,116	38,604	132,265	126,459
Selling, general and administrative expenses	52,078	52,090	171,246	171,195
Impairment and other charges, net	3,428	15,161	9,053	24,556
Losses (gains) on the sale of company-operated restaurants	1,509	(3,733)	3,179	(18,933)
	319,445	330,324	1,050,380	1,070,693
Earnings from operations	30,884	23,728	101,506	89,704
Interest expense, net	3,270	4,371	12,061	14,962
Earnings from continuing operations and before income taxes	27,614	19,357	89,445	74,742
Income taxes	10,318	6,753	30,954	25,854
Earnings from continuing operations	17,296	12,604	58,491	48,888
Losses from discontinued operations, net of income tax benefit	(22,952)	(1,012)	(30,167)	(3,714)
Net earnings (losses)	$(5,656)	$11,592	$28,324	$45,174

Net earnings (losses) per share - basic:
Earnings from continuing operations	$0.40	$0.29	$1.35	$1.11
Losses from discontinued operations	(0.52)	(0.02)	(0.69)	(0.08)
Net earnings (losses) per share (1)	$(0.13)	$0.26	$0.65	$1.03
Net earnings (losses) per share - diluted:
Earnings from continuing operations	$0.38	$0.28	$1.30	$1.09
Losses from discontinued operations	(0.51)	(0.02)	(0.67)	(0.08)
Net earnings (losses) per share (1)	$(0.12)	$0.26	$0.63	$1.01

Weighted-average shares outstanding:
Basic	43,772	44,156	43,435	43,975
Diluted	45,247	45,153	44,978	44,892

(1) Earnings per share may not add due to rounding

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	July 7, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$9,783	$8,469
Accounts and other receivables, net	41,972	78,798
Inventories	8,203	7,752
Prepaid expenses	56,816	32,821
Deferred income taxes	26,931	26,932
Assets held for sale	31,253	45,443
Assets of discontinued operations held for sale	—	30,591
Other current assets	471	375
Total current assets	175,429	231,181
Property and equipment, at cost	1,489,407	1,529,650
Less accumulated depreciation and amortization	(726,552)	(708,858)
Property and equipment, net	762,855	820,792
Goodwill	148,632	140,622
Other assets, net	273,502	271,130
	$1,360,418	$1,463,725
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$20,931	$15,952
Accounts payable	26,594	94,713
Accrued liabilities	169,792	164,637
Total current liabilities	217,317	275,302
Long-term debt, net of current maturities	359,514	405,276
Other long-term liabilities	366,356	371,202
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—

Common stock $0.01 par value, 175,000,000 shares authorized, 77,991,876 and 75,827,894 issued, respectively	780	758
Capital in excess of par value	280,600	221,100
Retained earnings	1,148,995	1,120,671
Accumulated other comprehensive loss	(126,421)	(136,013)
Treasury stock, at cost, 34,728,194 and 31,955,606 shares, respectively	(886,723)	(794,571)
Total stockholders’ equity	417,231	411,945
	$1,360,418	$1,463,725

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year-to-Date
	July 7, 2013	July 8, 2012
Cash flows from operating activities:
Net earnings	$28,324	$45,174
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	74,870	74,210
Deferred finance cost amortization	1,764	2,068
Deferred income taxes	2,523	(2,314)
Share-based compensation expense	10,049	5,001
Pension and postretirement expense	23,959	26,853
Gains on cash surrender value of company-owned life insurance	(5,209)	(8,781)
Losses (gains) on the sale of company-operated restaurants	3,179	(18,933)
Losses on the disposition of property and equipment	2,525	3,762
Impairment charges and other	28,237	2,765
Loss on early retirement of debt	939	—
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	33,776	(2,891)
Inventories	26,393	1,934
Prepaid expenses and other current assets	(24,091)	(12,346)
Accounts payable	(27,857)	(5,395)
Accrued liabilities	7,196	13,210
Pension and postretirement contributions	(13,168)	(9,998)
Other	(6,121)	(2,737)
Cash flows provided by operating activities	167,288	111,582
Cash flows from investing activities:
Purchases of property and equipment	(57,971)	(56,205)
Purchases of assets intended for sale and leaseback	(25,198)	(31,565)
Proceeds from sale and leaseback of assets	36,553	18,457
Proceeds from the sale of company-operated restaurants	8,415	29,253
Collections on notes receivable	5,837	10,198
Disbursements for loans to franchisees	—	(3,976)
Acquisitions of franchise-operated restaurants	(11,014)	(48,262)
Other	4,054	315
Cash flows used in investing activities	(39,324)	(81,785)
Cash flows from financing activities:
Borrowings on revolving credit facilities	554,000	444,380
Repayments of borrowings on revolving credit facilities	(619,000)	(445,104)
Proceeds from issuance of debt	200,000	—
Principal repayments on debt	(175,783)	(15,933)
Debt issuance costs	(4,392)	(741)
Proceeds from issuance of common stock	48,000	7,096
Repurchases of common stock	(92,152)	(6,901)
Excess tax benefits from share-based compensation arrangements	1,261	525
Change in book overdraft	(38,584)	(13,728)
Cash flows used in financing activities	(126,650)	(30,406)
Net increase (decrease) in cash and cash equivalents	1,314	(609)
Cash and cash equivalents at beginning of period	8,469	11,424
Cash and cash equivalents at end of period	$9,783	$10,815

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Quarter		Year-to-Date
	July 7, 2013	July 8, 2012	July 7, 2013	July 8, 2012
Revenues:
Company restaurant sales	77.3%	78.1%	77.1%	78.7%
Franchise revenues	22.7%	21.9%	22.9%	21.3%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	32.8%	32.4%	32.6%	33.0%
Payroll and employee benefits (1)	27.4%	28.2%	28.1%	28.8%
Occupancy and other (1)	21.9%	22.0%	22.0%	22.3%
Total company restaurant costs (1)	82.1%	82.5%	82.7%	84.0%
Franchise costs (1)	50.5%	49.7%	50.2%	51.2%
Selling, general and administrative expenses	14.9%	14.7%	14.9%	14.8%
Impairment and other charges, net	1.0%	4.3%	0.8%	2.1%
Losses (gains) on the sale of company-operated restaurants	0.4%	(1.1)%	0.3%	(1.6)%
Earnings from operations	8.8%	6.7%	8.8%	7.7%
Income tax rate (2)	37.4%	34.9%	34.6%	34.6%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF OPERATIONS DATA
(Dollars in thousands)

	Quarter				Year-to-Date
	July 7, 2013		July 8, 2012		July 7, 2013		July 8, 2012
Jack in the Box:
Company restaurant sales	$197,239		$214,679		$667,854		$736,860
Company restaurant costs:
Food and packaging	66,552	33.7%	71,582	33.3%	222,545	33.3%	249,681	33.9%
Payroll and employee benefits	55,019	27.9%	62,772	29.2%	190,129	28.5%	216,470	29.4%
Occupancy and other	42,258	21.4%	46,442	21.6%	141,267	21.2%	160,632	21.8%
Total company restaurant costs	$163,829	83.1%	$180,796	84.2%	$553,941	82.9%	$626,783	85.1%
Qdoba:
Company restaurant sales	$73,624		$61,768		$220,711		$176,432
Company restaurant costs:
Food and packaging	22,160	30.1%	17,874	28.9%	66,714	30.2%	51,386	29.1%
Payroll and employee benefits	19,223	26.1%	15,283	24.7%	59,877	27.1%	46,200	26.2%
Occupancy and other	17,102	23.2%	14,249	23.1%	54,105	24.5%	43,047	24.4%
Total company restaurant costs	$58,485	79.4%	$47,406	76.7%	$180,696	81.9%	$140,633	79.7%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants in each fiscal year:

	July 7, 2013			July 8, 2012
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	547	1,703	2,250	629	1,592	2,221
New	4	11	15	14	16	30
Refranchised	(22)	22	—	(55)	55	—
Acquired from franchisees	1	(1)	—	—	—	—
Closed	(4)	(6)	(10)	(2)	(2)	(4)
End of period	526	1,729	2,255	586	1,661	2,247
% of Jack in the Box system	23%	77%	100%	26%	74%	100%
% of consolidated system	65%	85%	79%	66%	84%	79%
Qdoba:
Beginning of year	316	311	627	245	338	583
New	19	24	43	14	20	34
Acquired from franchisees	12	(12)	—	45	(45)	—
Closed	(63)	(15)	(78)	—	(3)	(3)
End of period	284	308	592	304	310	614
% of Qdoba system	48%	52%	100%	50%	50%	100%
% of consolidated system	35%	15%	21%	34%	16%	21%
Consolidated:
Total system	810	2,037	2,847	890	1,971	2,861
% of consolidated system	28%	72%	100%	31%	69%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291